Exhibit 10.1


                            First Amendment to the
                  Intel Corporation 1984 Stock Option Plan
                (Amended and Restated Effective May 4, 1994)


The Intel Corporation 1984 Stock Option Plan (the "Plan") is hereby amended to reduce the number of options granted to non-employee directors.

     1. NON-EMPLOYEE DIRECTOR GRANTS. The first sentence of the second paragraph is amended to read as follows:

              "Options will be granted to non-employee directors as follows:
         Each new non-employee director will receive an initial grant of 5,000 shares at the time of his or her appointment to the position of director and each reelected non-employee director will receive annual grants of 5,000 shares on the date of the commencement of the regular annual stockholders' meeting, unadjusted by Section 7.(a) hereof."

     2. EFFECTIVE DATE. This First Amendment is effective for options granted after August 1, 1995.